Exhibit 99.1

ATC Contact: Michael Powell

Vice President, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES COMPLETION OF TENDER

OFFER FOR 7.50% SENIOR NOTES DUE 2012

Boston, Massachusetts – June 24, 2009 – American Tower Corporation (NYSE: AMT) announced today that it has completed its previously announced tender offer for any and all of the $225,000,000 outstanding aggregate principal amount of its 7.50% senior notes due 2012 (the “Notes”).

A total of $204,184,000 in aggregate principal amount of Notes (approximately 90.8%) was tendered prior to the expiration date of 11:59 p.m., New York City time, on June 23, 2009. The Company has accepted for purchase all Notes tendered pursuant to the tender offer, resulting in a total payment (including amounts previously paid) of $210.2 million, including approximately $1.7 million in accrued and unpaid interest, to holders of the Notes.

The Company retained Credit Suisse Securities (USA) LLC to act as Dealer Manager in connection with the tender offer.

The Company previously announced the call for the redemption of the Notes that remain outstanding following the expiration of the tender offer. The Notes will be redeemed at a price equal to 101.875% of the principal amount, plus any accrued and unpaid interest up to, but excluding, the redemption date, which has been set for July 20, 2009. The Company intends to use available cash on hand to fund the redemption.

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower owns and operates over 25,000 communications sites in the United States, Mexico, Brazil and India. For more information about American Tower, please visit www.americantower.com.

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